Exhibit 10.52

AMENDMENT TO MEMORANDUM EMPLOYMENT AGREEMENT

     THIS AMENDMENT TO MEMORANDUM EMPLOYMENT AGREEMENT (the “Amendment”), made as of this 8th day of July, 2005, by and between Cronos Containers S.r.L., an Italian corporation (the “Employer”), and Nico Sciacovelli (the “Employee”),

W I T N E S S E T H:

     WHEREAS, Employer and Employee entered into a Memorandum Employment Agreement, dated as of December 1, 1999, as amended on December 1, 2000, December 18, 2001, November 5, 2002, and November 4, 2003 (hereinafter, the “Employment Agreement”); and

     WHEREAS, pursuant to clauses 1.1 and 12.1 of the Employment Agreement, Employer agreed to employ Employee, and Employee agreed to serve in the employ of the Employer, on an exclusive and full-time basis, as the Senior Vice President of Europe of Employer, through November 30, 2005, subject to earlier termination pursuant to the provisions of the Employment Agreement; and

     WHEREAS, Employer and Employee desire to extend the term of the Employment Agreement; and

     WHEREAS, Employer and Employee desire to clarify the severance payable to Employee in the event of his termination of employment without cause;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:

     1. Extension of Term of Employment Agreement. Employer agrees to employ the Employee, and the Employee agrees to serve in the employ of the Employer, on an exclusive and full-time basis, in the position identified for Employee in the Employment Agreement, subject to the supervision and direction of that person or persons set forth in the Employment Agreement, through November 30, 2006, unless such period is sooner terminated by either party giving the other not less than three (3) months written notice and pursuant to the provisions of the Employment Agreement.

     2. Payment of Severance.

          (a) In the event of the termination of Employee under the Employment Agreement without cause, or the failure by Employer without cause to extend the term of the Employment Agreement on or prior to the expiration of the term of the Employment Agreement, then and in such event Employee shall be paid an amount equal to the greater of (i) Employee’s salary under the Employment Agreement for the balance of the term of the Employment Agreement, or (ii) an amount equal to the product obtained by multiplying Employee’s monthly salary at the time of termination by the number of years, not to exceed twenty-four (24), that Employee has worked for Employer (and any affiliate of Employer).

          (b) For purposes of this Section 2, a termination for “cause” refers to a termination based upon the non-performance of, or willful misconduct in the performance of, Employee’s duties to Employer, or to willful misconduct of Employee amounting to moral turpitude, so as to affect his ability to adequately perform services on behalf of Employer.

          (c) No severance shall be payable by Employer to Employee if Employee voluntarily resigns his employment with Employer.

          (d) Any severance payable under this Section 2 shall be paid to Employee in one lump sum, within thirty (30) days of his termination of employment.

          (e) The severance payable to Employee under this Section 2 is in lieu of any severance payable to Employee under any severance policy of Employer, and no severance shall be payable to Employee separate and apart from the severance payable to Employee under this Section 2.

     3. Payment of Severance Benefits Conditional Upon Release. Employer’s obligation to provide the severance benefits to Employee under the provisions of Sections 2 of this Amendment shall be conditioned on Employee’s execution and continued compliance in all material respects with the restrictive covenants set forth in the Release of Claims attached hereto as Appendix A.

     4. Continuance in Force of Employment Agreement. Other than as specifically amended hereby, the terms and provisions of the Employment Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Employer and the Employee have signed this Amendment, effective as of the day and year first above written.

“EMPLOYER”

CRONOS CONTAINERS S.R.L.

By	/s/ Peter J. Younger

Its	Director

“EMPLOYEE”

/s/ Nico Sciacovelli

NICO SCIACOVELLI

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Appendix A

Form of Release of Claims

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RELEASE OF CLAIMS

     1. Release of Claims (“Release”). In consideration of the payments and benefits to be made by                     , a                      corporation (“Employer”) to                      (“Employee”) under that certain Memorandum Employment Agreement, dated as of                     , as amended                      (hereinafter, “Employment Agreement”), and with the intention of binding Employee and Employee’s heirs, executors, administrators and assigns, Employee does hereby release, remise, acquit and forever discharge Employer and each of its subsidiaries and affiliates (the “Employer Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Employer Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which Employee, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Employer Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with Employee’s service to any member of the Employer Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, and (iv) for any violation of applicable labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims arising under civil rights laws, and any and all claims under any whistleblower laws or whistleblower provisions of other laws, excepting only:

          (a) rights of Employee under this Release and the Employment Agreement;

          (b) rights of Employee relating to equity awards held by Employee as of his or her termination date;

          (c) rights to indemnification Employee may have (i) under applicable corporate law, (ii) under the bylaws or articles of incorporation of any Employer Released Party, or (iii) as an insured under any director’s and officer’s liability insurance policy now or previously in force;

          (d) claims (i) for benefits under any health, disability, retirement, deferred compensation, life insurance or other similar employee benefit plan or arrangement of the Employer Affiliated Group, and (ii) for earned but unused vacation pay through the termination date in accordance with applicable Employer policy; and

          (e) claims for the reimbursement of unreimbursed business expenses incurred prior the date (“Termination Date”) of Employee’s termination of employment by Employer.

     2. Waiver of Unknown Claims. In connection with this Release, and subject to exceptions (a)-(e) of Section 1 of this Release, Employee acknowledges that he or she is aware that he or she may later discover facts in addition to or different from those which he or she currently knows or believes to be true with respect to the subject matters of this Release, but that it is Employee’s intention hereby fully, finally, and forever, to settle and release all of these matters which now exist, may exist, or previously existed between Employee and the Employer Released Parties, whether known or unknown, suspected or unsuspected. In furtherance of such intent, the releases given herein shall be and shall remain in effect as full and complete releases, notwithstanding the discovery or existence of such additional or different facts.

     3. No Admissions. Employee acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Employer Released Party, any such liability being expressly denied.

     4. Application to all Forms of Relief. This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

     5. Specific Waiver. Employee specifically acknowledges that his or her acceptance of the terms of this Release is, among other things, a specific waiver of his or her rights, claims and causes of action under any applicable law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law Employee is not permitted to waive.

     6. No Complaints or Other Claims. Employee acknowledges and agrees that he or she has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Employer Released Party with any governmental agency, court or tribunal.

     7. Conditions of Release.

          (a) Terms and Conditions. From and after the Termination Date, Employee shall abide by all the terms and conditions of this Release and the terms and conditions set forth in the Employment Agreement, which is incorporated herein by reference.

          (b) Confidentiality. Employee shall not, without the prior written consent of Employer or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Employer Affiliated Group (in which case Employee shall cooperate with Employer in obtaining a protective order at Employer’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than Employer and those designated by Employer or on behalf of Employer in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Employer Affiliated Group, obtained by Employee during Employee’s employment by Employer that is not generally available public knowledge (other than by acts by Employee in violation of this Release).

          (c) Return of Employer Material. Employee represents that he or she has returned to Employer all Employer Material (as defined below). For purposes of this Section 7(c), “Employer Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Employer Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them, or (iii) the businesses, products, services and operations (including, without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible (including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to Employee’s compensation or employee benefits.

          (d) Cooperation. Following the Termination Date, Employee shall reasonably cooperate with Employer upon the reasonable request of Employer and be reasonably available to Employer with respect to matters arising out of Employee’s services to the Employer Affiliated Group.

          (e) Nondisparagement. Employee agrees not to communicate negatively about or otherwise disparage any Employer Released Party or the products or businesses of any of them in any way whatsoever.

          (f) Nonsolicitation. Employee agrees that for the period of time beginning on the date hereof and ending on the second anniversary hereof, Employee shall not, either directly or indirectly, solicit, entice, persuade, induce or otherwise attempt to influence any person who is employed by any member of the Employer Affiliated Group to terminate such person’s employment by such member of the Employer Affiliated Group. Employee also agrees that for the same period of time he or she shall not assist any person or entity in the recruitment of any person who is employed by any member of the Employer Affiliated Group. The Employee’s provision of a reference to or in respect of any individual shall not be a violation this Section 7(f).

          (g) No Representation. The Employee acknowledges that, other than as set forth in the Employment Agreement, (i) no promises have been made to him or her, and (ii) in signing this Release Employee is not relying upon any statement or representation made by or on behalf of any Employer Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due Employee or claimed by Employee, or concerning the Release or concerning any other thing or matter.

          (h) Injunctive Relief. In the event of a breach or threatened breach by Employee of this Section 7, Employee agrees that Employer shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Employee acknowledging that damages would be inadequate or insufficient.

     8. Voluntariness. Employee agrees that he or she is relying solely upon his or her own judgment; that Employee is over eighteen years of age and is legally competent to sign this Release; that Employee is signing this Release of his or her own free will; that Employee has read and understood the Release before signing it; and that Employee is signing this Release in exchange for consideration that he or she believes is satisfactory and adequate.

     9. Legal Counsel. Employee acknowledges that he or she has been informed of the right to consult with legal counsel and has been encouraged to do so.

     10. Complete Agreement/Severability. This Release constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Release. All provisions and portions of this Release are severable. If any provision or portion of this Release or the application of any provision or portion of the Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

     11. Acceptance. Employee acknowledges that he or she has been given a period of twenty-one (21) days within which to consider this Release, unless applicable law requires a longer period, in which case Employee shall be advised of such longer period and such longer period shall apply. Employee may accept this Release at any time within this period of time by signing the Release and returning it to Employer.

     12. Revocability. This Release shall not become effective or enforceable until seven (7) calendar days after Employee signs it. Employee may revoke his or her acceptance of this Release at any time within that seven (7) calendar day period by sending written notice to Employer. Such notice must be received by Employer within the seven (7) calendar day period in order to be effective and, if so received, would void this Release for all purposes.

     13. Governing Law. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of Italy without giving effect to the conflicts of law principles thereof.

     Please indicate your acceptance of this Release by signing and dating this page and returning it to Employer. A duplicate of this Release should be maintained for your records.

“EMPLOYER”

By

Its

Date:

ACCEPTED AND AGREED:

“EMPLOYEE”

Date: